CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): March 28, 2012

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.04      Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As disclosed in the Current Report on Form 8-K that we filed on February 23, 2012, our common stock was delisted from the OTCQX tier of the OTC Markets and moved to the OTCQB tier of the OTC Markets. We also disclosed our inability to pay our accounts payable and other obligations in the ordinary course of business. As further disclosed, each such event constitutes an event of default under certain of our outstanding notes, including the “2011 Noteholders” (as that term is defined in our Form 8-K dated November 29, 2011); it also constitutes a triggering event under the terms of our Series B and Series C preferred stock, which can result in redemption of such stock. As of the date of this filing, such 2011 notes have a total outstanding balance of approximately $4,977,000. Although at the time of filing the February 23, 2012 8-K none of the note holders declared a default, three note holders have since declared a default.

Between March 26, 2012 and March 28, 2012, we received an Event of Default Redemption Notice and a Notice of Redemption from three note holders. These three note holders hold notes in the aggregate amount of approximately $3,305,000, 246,358 shares of Series B Preferred Stock and 33,092 shares of Series C Preferred Stock. Pursuant to the Event of Default Redemption Notice, each note holder elected to redeem their respective note in full, thereby requiring immediate payment of the entire outstanding balance of their note. Failure to pay the balance by April 2, 2012, will activate the late charges of 24% per annum until the redemption price is paid in full. Pursuant to the Notice of Redemption, each note holder elected to redeem all of their respective shares of Series B Preferred Stock and Series C Preferred Stock at the current redemption price, which must be paid by April 2, 2012. Failure to pay by April 2, 2012 triggers interest payments at the rate of 2% per month for each unredeemed share until the redemption price is paid in full. Without any late charges, the total Event of Default Redemption Price for the notes, which shall be based upon a formula set forth therein, is expected to be at least $4,130,340 for the three note holders; the total Triggering Event Redemption Price for the shares of Series B Preferred Stock and Series C Preferred Stock, which will also be based upon a formula set forth in the relative certificate of designation of the rights and preferences of the preferred stock, is expected to be at least $3,493,125.

These same three note holders also asserted claims against the Company's officers and directors for breaches of fiduciary duties of care, loyalty, good faith and disclosure, self dealing and waste and spoliation of corporate assets. Pursuant thereto, the note holders asserted damages in amounts equal to at least $4.25 million or $2.25 million, respectively.

Due to the absence of any working capital, we are unable to pay the redemption prices at this time. The Company has appointed a committee of our remaining three independent directors to assess available options open to the Company to enable us to continue operations at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:	/s/ Douglas MacLellan
Name: Douglas MacLellan
Title: Chief Executive Officer

Dated: March 28, 2012